Exhibit 99.2

Reconciliations

					Four
	Quarter Ended				Quarters Ended
	December 30,	March 31,	June 30,	September 29,	September 29,
	2004	2005	2005	2005	2005

Reconciliation of Net Income to EBITDA and Net Cash Provided by Operating Activities
(dollars in millions)

Net income	$24.5	$13.1	$26.4	$17.2	$81.2
Interest expense, net	28.2	27.9	28.3	29.4	113.8
Provision for income taxes	18.8	8.5	17.1	11.8	56.2
Depreciation and amortization	43.8	48.2	48.9	51.0	191.9
EBITDA	115.3	97.7	120.7	109.4	443.1
Interest expense, net	(28.2)	(27.9)	(28.3)	(29.4)	(113.8)
Provision for income taxes	(18.8)	(8.5)	(17.1)	(11.8)	(56.2)
Deferred income taxes	(1.0)	(1.5)	(2.3)	(3.0)	(7.8)
Changes in operating assets and liabilities	110.7	(37.0)	21.8	4.0	99.5
Other items, net	0.7	4.4	5.0	10.8	20.9
Net cash provided by operating activities	$178.7	$27.2	$99.8	$80.0	$385.7

Reconciliation of EBITDA to Adjusted EBITDA
(dollars in millions)

EBITDA	$115.3	$97.7	$120.7	$109.4	$443.1
Loss on disposal and impairment of operating assets	2.5	2.9	1.3	7.6	14.3
Loss on lawsuit settlement	13.5	—	—	—	13.5
Restructuring expenses and amortization of deferred stock compensation	1.5	1.7	1.5	1.5	6.2
Joint venture employee compensation and depreciation and amortization	—	—	3.4	2.5	5.9
Minority interest and other, net	(0.1)	—	(0.1)	(0.1)	(0.3)
Adjusted EBITDA (1)	$132.7	$102.3	$126.8	$120.9	$482.7

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
(dollars in millions)

Net cash provided by operating activities	$178.7	$27.2	$99.8	$80.0	$385.7
Capital expenditures	(43.5)	(30.7)	(44.6)	(28.0)	(146.8)
Proceeds from asset sales	5.0	0.9	10.9	19.6	36.4
Free cash flow (1)	$140.2	$(2.6)	$66.1	$71.6	$275.3

(1) Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization expense, loss on disposal and impairment of operating assets, loss on lawsuit settlement, restructuring expenses and amoritization of deferred stock compensation, joint venture employee compensation and depreciation and amortization, minority interest in earnings of consolidated subsidiaries and other, net) was approximately $482.7 million, or 19.4% of total revenues, for the four quarters ended September 29, 2005.  We believe EBITDA, Adjusted EBITDA and Free Cash Flow provide useful measures of cash flows from operations for our investors because EBITDA, Adjusted EBITDA and Free Cash Flow are industry comparative measures of cash flows generated by our operations and because they are financial measures used by management to assess the performance and liquidity of our Company.  EBITDA, Adjusted EBITDA and Free Cash Flow are not measurements of financial performance or liquidity under accounting principles generally accepted in the United States of America and should not be considered in isolation or construed as a substitutes for net income or other operations data or cash flow data prepared in accordance with accounting principles generally accepted in the United States of America for purposes of analyzing our profitability or liquidity.  In addition, not all funds depicted by EBITDA, Adjusted EBITDA and Free Cash Flow are available for management’s discretionary use.  For example, a portion of such funds are subject to contractual restrictions and functional requirements to pay debt service, fund necessary capital expenditures and meet other commitments from time to time as described in more detail in the Company’s 2004 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2005.  EBITDA, Adjusted EBITDA and Free Cash Flow, as calculated, may not be comparable to similarly titled measures reported by other companies.